EXHIBIT 10(t)
              Wolverine World Wide, Inc. - Rockford, Michigan 49351
                            616-866-5500 Fax 616-866-0257


Geoffrey B. Bloom
President and Chief Executive Officer

May 2, 1994


Mr. George A. Andrews
8655 Wolven
Rockford, Michigan 49341


Dear George:

In order to confirm our earlier offer to you regarding your acceptance of your new position as Senior Vice President of Finance and Administration for the Global Operations Group effective February 28, 1994, I believe it is helpful to set forth our agreement and list these terms in writing. We appreciate your past contributions at Wolverine and look forward to working closely with you in your new position.

Wolverine will provide you the following compensation package in connection with your new position.

- Position. Senior Vice President of Finance and Administration for the Global Operations Group reporting to Rick DeBlasio. You have previously received a copy of this position description.

- Salary. Annual salary of $130,000. You will be eligible for annual performance reviews based upon your performance in this position.

- Car Allowance. You would retain your present car allowance of $5,902 per year with this figure being frozen until it was in line with allowances for similar positions.

- Stock Awards. You would be eligible for annual stock awards beginning in 1994 subject to Compensation Committee approval of both Restricted Stock Grants and Incentive Stock Options. These awards, when granted, would be similar to those offered other participants in the current "B" category. Last year these awards averaged 500 Restricted Shares and 2,000 ISOs.

-         Bonus.

          a. Annual Plan. You will be a participant in the 1994 Annual Executive Plan at a 20% target payout.




Mr. George A. Andrews
May 2, 1994
Page 2

          b. Three Year Plans. You will be a participant in the 1994-1996 Three Year Plan at a target payout of 20% of your annual average compensation earned during those years. You will retain your participation in both the 1992-1994 Plan and the 1993-1995 Plan at a 30% target payout with your 1994 and 1995 compensation level being calculated at $171,000 annually for purposes of these two Three Year Plans.

- Deferred Compensation. You will retain your current benefit in your Deferred Compensation Agreement. If you are employed by the company until age 58 we will waive any early draw reductions, permitting you to begin to draw full benefit payments at the later of age 58 or your termination from the company.

- Vacation. We will pay you the difference between your current salary and your new salary for the eight weeks' vacation time you are currently owed. You will earn future years vacation at your future salary.

- Executive Life and Disability. You will continue these benefits under similar terms to others in similar positions.

- Pension. You will be eligible for normal pension plan benefits due you from our qualified "Pension Plan" according to its terms and provisions. Should you leave the company, for whatever reason other than for cause termination by the company in 1994, the company will provide, in addition to the above benefits, the difference between the Pension Plan calculation and the benefit that would have been calculated, based on your same years of service, had your 1994 compensation been comprised of your former $171,000 salary, in addition to your normally included current car allowance, and your 1993 annual bonus payment payable in March, 1994. Should you leave the company, for whatever reason, other than termination for cause, in any time in 1995 through 1997, the company will provide, in addition to your normally calculated pension benefit, the difference between the normally calculated pension benefit and the greater of the (i) benefit calculated, based on your then years of service, on your eligible compensation as defined in the then current Pension Plan, or (ii) $200,000.

- Termination/Severance. You understand and agree that the company may terminate you for any reason, with or without cause, at any time. To the extent that your employment is unilaterally terminated by the company without cause prior to the end of





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Mr. George A. Andrews
May 2, 1994
Page 3

          fiscal 1996, you will be entitled to receive, in exchange and in consideration for the execution and delivery at that time of a release in form satisfactory to the company, the payments and benefits set forth below:

     -    Salary/Car Allowance Continuation.

          (a) Should your termination, as described above, occur between January 1, 1994 and December 31, 1994, the company would pay you an annual salary of $171,000 and car allowance of $5,902 for a period not to exceed the lesser of 24 months from the termination date or until you obtained a new position.

          (b) Should your termination, as described above, occur on or after January 1, 1995 and on or before December 31, 1996, the company would pay you an annual salary and car allowance equal to the average annual salary and car allowance earned from January 1, 1993 to date of termination. This compensation level would be paid to you for the lesser of the term shown below or until you obtain a new position.

               Date of Termination January, 1995                       24 months
               Date of Termination February, 1995                      23 months
               Date of Termination March, 1995                         22 months
               Date of Termination April, 1995                         21 months
               Date of Termination May, 1995                           20 months
               Date of Termination June, 1995                          19 months
               Date of Termination July, 1995                          18 months
               Date of Termination August, 1995                        17 months
               Date of Termination September, 1995                     16 months
               Date of Termination October, 1995                       15 months
               Date of Termination November, 1995                      14 months
               Date of Termination December, 1995                      13 months
               Date of Termination January, 1996 -
                                   December, 1996                      12 months

          (c) In the event you are terminated, as described above, on or after January 1, 1997, the company will consider an offer of pay in lieu of notice, if any, in its sole discretion based on its review of the facts and circumstances.

- Stock Awards. You would receive full vesting on all unvested restricted stock grants, incentive stock options and non-qualified stock options that have previously been granted to you.




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Mr. George A. Andrews
May 2, 1994
Page 4

- Bonus. You are currently due an annual bonus payment from the 1993 plan which will be paid to you in March, 1994. In addition, you will be eligible to receive a pro rata portion of a payout, if any, from all existing Three Year Plans of which you had been elected a participant.

- Deferred Compensation. Should your employment be unilaterally terminated by the Company without cause as described above:

          (a)  Before August 20, 1995, the vested benefit referenced in
               Section 2 of your Deferred Compensation Agreement shall be $32,200 for 15 years beginning at age 58.

          (b) On or after August 20, 1995, and on or before August 19, 1996, the vested benefit referenced in Section 2 of your Deferred Compensation Agreement shall be $34,800 for 15 years beginning at age 58.

          (c) On or after August 20, 1996, and on or before August 19, 1997, the vested benefit referenced in Section 2 of your Deferred Compensation Agreement shall be $37,400 for 15 years beginning at age 58.

          An earlier section of this agreement addresses this benefit for termination after your age 58 (August 20, 1994). All other provisions of your Deferred Compensation Agreement remain unchanged.

- Pension Benefits. You would receive all pension benefits that would be currently owed you under the pension plan and the terms of this agreement.

- Health and Dental Insurance. The company would subsidize the first twelve months of COBRA eligibility for you and your then enrolled dependents, subject to normal payroll deductions.

- Vacation. You would be paid all unused eligible vacation that is owed to you on the termination date.

- Other Benefits. All other benefits would be canceled as of your termination date.

RELEASE

     Because this compensation package is substantially more generous to that normally provided for this position, in consideration for such sums you hereby release, waive and forever discharge Wolverine World Wide, Inc., its officers, directors, agents, representatives,


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Mr. George A. Andrews
May 2, 1994
Page 5

     affiliates and employees as well as all affiliated, subsidiary or parent corporations, and their officers, directors, agents, representatives, affiliates, and employees, from any and all actions, claims, suits, charges, damages and demands, whether known or unknown, contingent or accrued, which you may now have or hereafter acquire on account of, arising out of or relating to your prior employment by the company and/or its affiliates, or your termination of employment or change in position as contemplated by this Agreement. This release, waiver and discharge specifically includes but is not limited to claims for any violation of any express or implied contract or agreement, written or oral, or for violation of any common law duty or public policy, or any statute or order, including, but not limited to, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, 42 USC 1981, 42 USC 1983, 42 USC 1985, 42 USC 1986, and 42 USC
     1988, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Michigan Civil Rights Act, the Michigan Handicappers Civil Rights Act, and any other federal, state or local civil rights statute, ordinance or regulation. This waiver of rights and release of all claims through the date hereof is knowing and voluntary. The invalidity in whole or in part of any provision of this release will not affect the validity of any other provision. Neither this release nor any other provision of this Agreement is an admission of any wrongdoing by either party.

Since you are age 40 or older, you have a period of up to 21 days after original receipt of this letter to decide whether to accept this financial assistance by signing and returning this letter.

You may voluntarily waive this 21-day period. After you sign, you will have an additional period of seven days following signature to request that it be returned to you thus canceling this offer and waiver and release. If you do nothing during this seven-day period, then your compensation will be computed as stated. As required by law, since you are age 40 or older you are being advised to consult an attorney before you sign this letter. Be advised to consult an attorney before you sign this letter. By signing below you agree that you have carefully reviewed this letter as written so you understand its contents and the effect.

Very truly yours,
/S/ Geoffrey B. Bloom
GBB:jjc
                                   Read, Understood and Accepted

                                   /S/ George A. Andrews
                                   George A. Andrews

                                   May 16, 1994
                                   Date

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